THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT, dated as of the 6th day of December, 2012, to the Distribution Agreement dated as of July 13, 2005, as amended July 13, 2006 and June 3 2012 (the “Agreement”) is entered into by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, listed on Exhibit A attached hereto, and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add an additional fund; and

WHEREAS, Section 11 of the Distribution Agreement allows for its amendment by a written instrument executed by both party pursuant to the Agreement,

NOW THEREFORE, the parties agree to amend the following:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	Name: James R. Schoenike
Title: President	Title: President

6/2012 - PIA

Amended Exhibit A to the Distribution Agreement

Fund Names

Pacific Income Advisers, Inc.

Name of Series
PIA BBB Bond Fund
PIA MBS Bond Fund
PIA Short-Term Securities Fund
PIA Moderate Duration Bond Fund
PIA High Yield Fund
PIA High Yield (MACS) Fund
PIA Short Duration Bond Fund

6/2012 - PIA	2